Exhibit 99.1

Standard ri ltd.

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of April 13, 2021, by and among Gamesys Group plc, a company incorporated in England and Wales (“Gamesys”), Bally's Corporation, a Delaware corporation (“Bally's”), and Standard RI Ltd. (the “Stockholder”).

recitals

A.       Concurrently with the execution of this Agreement, Gamesys and Bally's have entered into a Cooperation Agreement (the “Cooperation Agreement”) relating to Bally's proposed acquisition of the entire issued and to-be-issued share capital of Gamesys (the “Transaction”), which acquisition will be implemented by way of a scheme of arrangement of Gamesys pursuant to Part 26 of the Companies Act 2006, as amended from time to time, subject to the right of Bally's to elect to implement the Transaction by way of a contractual takeover offer on the terms and conditions set out in the Cooperation Agreement;

B.       Each shareholder of Gamesys will be entitled to receive in the Transaction cash, shares of common stock of Bally's (“Bally's Shares”) or a combination of cash and Bally's Shares, as set forth more fully in the Press Announcement;

C.       The Stockholder is a significant shareholder of Bally's;

D.       As a condition and an inducement to Gamesys' willingness to enter into the Cooperation Agreement and the other documents contemplated thereby, Gamesys has required the Stockholder, and the Stockholder has agreed, to enter into this Agreement with respect to all of the Stockholder’s Covered Shares (as defined below);

E.       The Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of Bally's Shares as is indicated opposite the Stockholder’s name on the Schedule hereto (the Stockholder’s “Existing Shares”);

F.       Gamesys desires the Stockholder to agree, and the Stockholder agrees, subject to the terms of this Agreement, not to Transfer (as defined below) any of the Stockholder’s Covered Shares, to vote or cause to be voted such Covered Shares as set forth herein and to take or refrain from taking such other actions with respect to the Transaction as set forth hereby; and

G.       The Bally's Board has approved the Cooperation Agreement, the Press Announcement and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1       Definitions. Initial capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in the Cooperation Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms have the meanings assigned to them in this Section 1.1 or elsewhere in this Agreement.

"Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this Agreement, "control" when used with respect to any Person means the possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

"Beneficial Ownership" has the meaning given to such term in Rule 13d-3 under the Exchange Act. The terms "Beneficially Own", "Beneficially Owned" and "Beneficial Owner" will each have a correlative meaning.

"Bally's Shareholder Approval" means the approval by Bally's Shareholders of the Share Issuance in satisfaction of all requirements of the New York Stock Exchange or any other national securities exchange on which Bally's common shares are listed for trading.

“Charter” means the Amended and Restated Certificate of Incorporation of Bally's, as in effect on the date hereof.

“Covered Shares” means the Stockholder’s Existing Shares as of the date hereof, together with any Bally's Shares of which the Stockholder acquires Beneficial Ownership on or after the date hereof, including pursuant to any equity issuance by Bally's after the date hereof and which, in any such case, derive from or are issued by reference to the Existing Shares and, upon the conversion, exercise or exchange of securities for Bally's Shares or by way of a stock dividend or split.

"Encumbrance" means any security interest, pledge, mortgage, lien (statutory or other), charge option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrances of any kind or any preference, priority or other security agreement or preferential arrange of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term "Encumber" will have a correlative meaning.

"Expiration Time" means the earliest to occur of: (i) the Effective Date, (ii) the lapse, withdrawal or termination of the Transaction (subject to the Panel's consent, if required), (iii) the termination of the Cooperation Agreement pursuant to clauses 12.1.4(e), 12.1.6(b), 12.1.6(d) or 12.1.6(e) thereof, unless, in the case of clauses 12.1.4(e)(i), 12.1.6(b) and/or, as the case may be, 12.1.6(d) of the Cooperation Agreement, a majority of the directors on the Gamesys Board continue to recommend unconditionally that Gamesys shareholders vote in favor of the Resolutions (as defined in the Cooperation Agreement), and (iv) the Long Stop Date.

“Permitted Transfer” means a Transfer of Bally's Shares by the Stockholder of up to 10% of the Stockholder’s Covered Shares, and any (i) Transfer to Any Affiliate of the Stockholder; (ii) distributions of the Stockholder's Covered Shares to limited or general partners or, stockholders or members of the undersigned provided each distributee or transferee shall sign and deliver an agreement substantially in the form of this agreement; or (iii) any pledge of Bally's Shares or interests therein to secure indebtedness for borrowed money from a financial institution or affiliate thereof and any transfer upon foreclosure of such pledge, provided that no default or event of default exists at the time such pledge is effected and prior to a default or event of default with respect thereto Stockholder retains the right to vote or direct the vote of all Bally's Shares so pledged; provided, however, that no such Transfer will relieve the transferring Stockholder of its obligations under this Agreement other than with respect to Bally's Shares so transferred in accordance with the foregoing provision.

"Requisite Stockholder Approval" means the applicable stockholder approval required pursuant to NYSE Listing Standard Rule 312.03 to allow Bally's to make the Share Issuance.

"Share Issuance" means the issuance of Bally's Shares to the shareholders of Gamesys in the Transaction, on the terms and subject to the conditions set forth in the Press Announcement and the other documents contemplated thereby.

"Transfer" means a transaction or contractual arrangement pursuant to which the Stockholder ceases to (or may at a future time cease to) have the right to vote or direct the vote of the Stockholder’s Covered Shares as provided in this Agreement.

ARTICLE 2
RETENTION OF BUCHANAN SHARES; VOTING; GRANT OF PROXY

Section 2.1       Agreement To Retain Bally's Shares.

(a)     Transfer of Bally's Shares. Prior to the Expiration Time the Stockholder will not Transfer Covered Shares except for Permitted Transfers.

(b)     Impermissible Transfers. Any Transfer or attempted Transfer by the Stockholder of any of its Covered Shares in violation of this Section 2.1 will, to the fullest extent permitted by Law, be null and void ab initio.

Section 2.2       Voting. From and after the date hereof until the Expiration Time, the Stockholder irrevocably and unconditionally agrees that at any meeting (including at each adjourned or postponed meeting) of the stockholders of Bally's, however called, or in connection with any written consent of Bally's stockholders, the Stockholder will vote or cause to be voted, no later than seven Business Days after the date of the relevant proxy statement, all of its Covered Shares (other than Covered Shares that have been Transferred in a Permitted Transfer) (a) in favor of the Requisite Stockholder Approval, (b) in favor of any proposal for a quorum or to adjourn or postpone such meeting of Bally's stockholders to a later date if there are not sufficient votes to obtain the Requisite Stockholder Approval, and (c) against any action or agreement that would reasonably be expected to result in any of the Conditions not being fulfilled or to impede, interfere with or delay the consummation of the Transaction in any material respect. Other than in connection with obtaining the Requisite Shareholder Approval under Section 2.2(a) and (b) above, the obligations of the Stockholder specified in this Section 2.2(c) will not apply where the proposal, resolution or action in question is not recommended by the Bally's Board, and the Stockholder shall be entitled to vote in accordance with any such recommendation by the Bally's Board.

Section 2.3       Withdrawal of votes. From and after the date on which each Stockholder votes or causes to be voted all of its Covered Shares (other than Covered Shares that have been Transferred in a Permitted Transfer) as set out in Section 2.2 above, each Stockholder irrevocably and unconditionally hereby agrees that it will not withdraw any such votes at any time prior to the Expiration Time. Other than in connection with obtaining the Requisite Shareholder Approval under Section 2.2(a) and (b) above, the obligations of the Stockholder specified in this Section 2.3 will not apply where the proposal, resolution or action in respect of which the Stockholder voted or caused to be voted its Covered Shares is not recommended by the Bally's Board, and the Stockholder shall, at such time, be entitled to withdraw any such votes of its Covered Shares.

Section 2.4       Irrevocable Proxy. By execution of this Agreement, the Stockholder hereby appoints and constitutes Gamesys and any one or more director(s) or executive officer(s) of Gamesys, and each of them individually, until the Expiration Time (at which time this proxy will automatically be revoked), with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Stockholder’s rights with respect to the Stockholder's Covered Shares (other than Covered Shares that have been Transferred in a Permitted Transfer), to vote each of the Covered Shares (other than Covered Shares that have been Transferred in a Permitted Transfer) solely with respect to the matters set forth and, subject as provided, in Section 2.2 above; provided, however, the foregoing will only be effective if the Stockholder fails to be counted as present, to consent or to vote the Stockholder’s Covered Shares in accordance with Section 2.2 above. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time for all purposes and hereby revokes any proxy previously granted by the Stockholder with respect to its Covered Shares. The Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in furtherance of any matter specified in this Section 2.4.

ARTICLE 3
NON-INTERFERENCE

Section 3.1       No Solicitation of Proxies. Without prejudice to any action or Permitted Transfer permitted by Article 2, prior to the Expiration Time, the Stockholder in its capacity as such agrees that it will not take any action that would reasonably be expected to interfere with, prevent, adversely affect or delay consummation of the Transaction in any material respect.

Section 3.2       Capacity. The Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder of Bally's and nothing contained herein in any way limits or affects the Stockholder, or any or its Affiliates, including any current or future director of Bally's who may be affiliated or associated with the Stockholder or any of its Affiliates, from exercising its, his or her fiduciary duties or from otherwise taking any action or inaction in his or her capacity as a director or officer of Bally's, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director constitutes a breach of this Agreement regardless of the circumstances. Nothing in this Section 3.3 is intended to limit the obligations of Bally's under the Cooperation Agreement or any of the documents contemplated thereby.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1       Representations, Warranties of the Stockholder. The Stockholder hereby represents and warrants to Gamesys and Bally's as to itself as follows:

(a)     Due Authority. The Stockholder has the legal capacity and requisite authority to enter into and perform this Agreement and to grant the irrevocable proxy as set forth in Section 2.3 hereof. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b)     Ownership of Bally's Shares. As of the date hereof, the Stockholder (i) is the Beneficial Owner of the Existing Shares indicated on the Schedule hereto, free and clear of any and all Encumbrances, other than those created by this Agreement, as disclosed on the Schedule hereto or as would not prevent the Stockholder from performing its obligations under this Agreement and (ii) has either sole or shared voting power over all of the Existing Shares. As of the date hereof, the Stockholder does not Beneficially Own any capital stock or other securities of Bally's other than the Existing Shares. As of the date hereof, the Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of Bally's.

(c)     No Conflict; Consents.

(i)            The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Law applicable to the Stockholder or its Covered Shares or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Stockholder’s Covered Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Covered Shares are bound.

(ii)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

(d)     Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of the managing member of the general partner of the Stockholder, threatened against or affecting, the Stockholder or any of its Affiliates or any of their respective properties or assets (including the Stockholder’s Existing Shares) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 4.2       Representations, Warranties of Gamesys. Gamesys hereby represents and warrants to Bally's and the Stockholder as follows:

(a)     Due Authority. Gamesys has the legal capacity and requisite corporate authority to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by Gamesys and constitutes a valid and binding agreement of Gamesys enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b)     No Conflict; Consents.

(i)            The execution and delivery of this Agreement by Gamesys do not, and the performance by Gamesys of the obligations under this Agreement and the compliance by Gamesys with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Law applicable to Gamesys or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Gamesys is a party or by which Gamesys is bound.

(ii)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Gamesys in connection with the execution and delivery of this Agreement or the consummation by Gamesys of the transactions contemplated hereby.

(c)      Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of Gamesys, threatened against or affecting, Gamesys or any of its Affiliates or any of its respective properties or assets at Law or in equity that could reasonably be expected to impair or adversely affect the ability of Gamesys to perform Gamesys' obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 4.3       Representations, Warranties of Bally's. Bally's hereby represents and warrants to Gamesys and the Stockholder as follows:

(a)     Due Authority. Bally's has the legal capacity and requisite corporate authority to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by Bally's and constitutes a valid and binding agreement of Bally's enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Law affecting the enforceability of creditors’’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b)     No conflict; Consents.

(i)            The execution and delivery of this Agreement by Bally's do not, and the performance by Bally's of the obligations under this Agreement and the compliance by Bally's with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Law applicable to Bally's or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Bally's is a party or by which Bally's is bound.

(ii)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Bally's in connection with the execution and delivery of this Agreement or the consummation by Bally's of the transactions contemplated hereby.

Section 4.4       Covenants. The Stockholder hereby consents and agrees to

(a)      permit Bally's and Gamesys to publish and disclose this Agreement;

(b)     use its best efforts to cause Standard RI SPV LLC to vote, or cause to be voted, no later than seven Business Days after the date of the relevant proxy statement, all of its 1,520,755 Bally’s Shares (a) in favor of the Requisite Stockholder Approval, (b) in favor of any proposal for a quorum or to adjourn or postpone such meeting of Bally's stockholders to a later date if there are not sufficient votes to obtain the Requisite Stockholder Approval, and (c) against any action or agreement that would reasonably be expected to result in any of the Conditions not being fulfilled or to impede, interfere with or delay the consummation of the Transaction in any material respect. Other than in connection with obtaining the Requisite Shareholder Approval under Section 4.4(a) and (b), the obligations of the Stockholder specified in Section 4.4(c) will not apply where the proposal, resolution or action in question is not recommended by the Bally's Board, and the Stockholder shall be entitled to vote in accordance with any such recommendation by the Bally's Board;

(c)      promptly sign and deliver an agreement substantially in the form of this agreement in the event that any of the Bally's Shares referred to in 4.4(b) cease to be subject to one or more loan agreements (or procure the same by Standard RI SPV LLC or any relevant affiliate); and

(d)     authorize Bally's or its counsel to notify Bally's transfer agent that there is a stop-transfer order (but excluding any cases where a transfer is a Permitted Transfer) with respect to all of the Stockholder’s Covered Shares (and that this Agreement places limits on the voting and transfer of the Stockholder’s Covered Shares); provided that if Bally's or its counsel gives such notification, Bally’s or its counsel will further notify Bally's transfer agent that the stop-transfer order (and all other restrictions) have terminated (i) with respect to any Covered Shares that have been Transferred in a Permitted Transfer not later than the date of such Transfer and (ii) at the Expiration Time.

ARTICLE 5
MISCELLANEOUS

Section 5.1       Further Assurances. From time to time, at the request of Gamesys or Bally's and without further consideration, the Stockholder will take such further action as may reasonably be requested by Gamesys or Bally's to carry out the intent of this Agreement.

Section 5.2       Termination. This Agreement will terminate and will have no further force or effect from the Expiration Time.

Section 5.3       Notice of Certain Events. The Stockholder will notify Gamesys and Bally's promptly of (a) any fact, event or circumstance of which the managing member of its general partner obtains actual knowledge that constitutes a breach in any material respect of the representations and warranties of the Stockholder under this Agreement and (b) the receipt by the Stockholder of any written notice or other communication from any Person alleging that the consent of such Person is required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.3 will not limit or otherwise affect the remedies available to any party.

Section 5.4       Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 5.5       Binding Effect and Assignment. This Agreement and all of the provisions hereof are binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 5.6       Several Obligations. The respective obligations of the Stockholder and Bally's under this Agreement are several and not joint.

Section 5.7       Amendments and Modifications. This Agreement may not be amended or any provision waived except upon the execution and delivery of a written agreement executed by the parties hereto and except that any amendments or waivers executed by the Stockholder, Gamesys and Bally's will be binding on such parties.

Section 5.8       Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond or claim that injunctive relief should not be available due to the availability of damages with respect to any such remedy are hereby waived.

Section 5.9       Notices. All Notices, requests, claims, consents, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as will be specified by like notice):

(a)          if to Gamesys to:

10 Piccadilly
London, W1J 0DD
United Kingdom
Telephone: +44 (0)7795 418 827
Attention: Dan Talisman (General Counsel)
Email: dan.talisman@gamesysgroup.com

with a copy (which will not constitute notice) to:

Clifford Chance
10 Upper Bank Street
Canary Wharf
London, E14 5JJ
United Kingdom
Telephone: +44 20 7006 1000
Attention: Katherine Moir and Steven Fox
Email: Katherine.Moir@CliffordChance.com and Steven.Fox@CliffordChance.com

(b)          if to the Stockholder, to the address and attention set forth in the Schedule hereto

(c)          if to Bally's:

Bally’s Corporation
100 Westminster Street
Providence, RI 02903
Attention: Craig Eaton, Chief Legal Officer
E-Mail: ceaton@twinriver.com

with a copy (which will not constitute notice) to:

Jones Day
250 Vesey Street
New York, NY 10281
Attention: Robert Profusek
E-mail: raprofusek@jonesday.com

To such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective upon receipt.

Section 5.10    Governing Law; Jurisdiction and Venue. This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to, directly or indirectly, this Agreement or the transactions contemplated hereby or the negotiation, execution or performance of this Agreement (each, an “Action”), will be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to its conflict of laws principles (whether the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware). Each party irrevocably agrees (a) to submit itself to the exclusive jurisdiction of the Delaware Chancery Court or, or if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware State Court (the “Delaware Courts”) for the purpose of any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Delaware Courts, and (d) that a final judgment in any Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 5.11    WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF GRANT, BUCHANAN OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 5.12    Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings among the parties with respect to such subject matter.

Section 5.13    Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

Section 5.14    Effect of Headings. The section headings herein are for convenience only and will not affect the construction of interpretation of this Agreement.

Section 5.15    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement will not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Cooperation Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

Section 5.16    Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party will apply to any construction or interpretation thereof.

Section 5.17    Expenses. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense, whether or not the Transaction is consummated.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

GAMESYS GROUP PLC

By	/s/ Lee Fenton
Name: Lee Fenton
Title: Group CEO

Signature Page to Voting Agreement

BALLY’S CORPORATION

By	/s/ Craig Eaton
Name: Craig Eaton
Title: Executive Vice President, General Counsel
and Secretary

Signature Page to Voting Agreement

STANDARD RI LTD.

By	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Managing Partner & Chief
Investment Officer

Signature Page to Voting Agreement

SCHEDULE

Name and Address:	Number of Shares:

Standard RI Ltd	9,730,404

767 Fifth Avenue, 12 floor
New York, NY 10153

Attention: Gail Steiner, General Counsel

With a copy (which will not constitute notice) to:

Morgan Lewis

101 Park Avenue

New York, NY 10178

Attention: Barry Hurwitz

Email: barry.hurwitz@morganlewis.com